Exhibit 10.3
FOURTH AMENDMENT OF LEASE
THIS FOURTH AMENDMENT OF LEASE (this “Amendment”) is made as of this 29th day of June, 2010, by and between RB KENDALL FEE, LLC (“Landlord”) and IDENIX PHARMACEUTICALS, INC., having a mailing address at One Kendall Square, Building 1400, Cambridge, Massachusetts 02139 (“Tenant”).
R E C I T A L S:
A. Reference is made to an Indenture of Lease dated June 8, 2005 by and between One Kendall Square Associates, LLC, the predecessor in title to Landlord, and Tenant, as amended by a First Amendment of Lease dated July 24, 2006, Second Amendment of Lease dated September 7, 2006, and a Third Amendment of Lease dated July 23, 2009, demising approximately 36,513 s.f. of rentable square feet of space on a portion of the first, fourth, fifth and penthouse floors of Building No. 1400, One Kendall Square, Cambridge, Massachusetts (the “Lease”). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.
B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.
C. Landlord and Tenant now desire to amend the Lease as set forth herein.
D. Capitalized terms not defined herein shall have the meanings set forth in the Lease.
A G R E E M E N T S:
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:
1. Surrendered Space; Effective Date. On or before the Effective Date (defined below), Tenant shall quit, vacate and deliver up, in accordance with the surrender provisions of the Lease, including Section 22, and free of all subtenants, that portion of the Premises demised under the Lease shown cross-hatched on Exhibit A attached hereto, consisting of (a) approximately 4,692 rentable square feet of space on the 1st floor of the Building; and (b) approximately 9,325 rentable square feet of space on the 4th floor of the Building (the “Surrendered Space”). After Tenant surrenders the portion of the Surrendered Space located on the 4th floor, any demising of such space to separate it from the adjacent space on the 4th floor shall be completed by Landlord at Landlord’s cost. Upon the Effective Date, (x) the Premises demised pursuant to the Lease shall consist of approximately 22,496 rentable square feet; (y) the Surrendered Space shall be deemed to no longer constitute a portion of the Premises demised pursuant to the Lease; and (z) Tenant shall have no leasehold or other right, title, or interest in or to the Surrendered Space. Tenant shall remain liable for any and all obligations and agreements under the Lease relating to the Surrendered Space accruing on or before the Effective Date and for any amounts incurred by Landlord or due and payable under the Lease in the event Tenant fails to quit and deliver up the Surrendered Space on or before the Effective Date. As used herein, the “Effective Date” shall mean the later to occur of (a) April 1, 2011, or (b) the date Tenant quits, vacates and delivers up the Surrendered Space in accordance with the terms and conditions of this Agreement. In the event that Tenant does not vacate the Surrendered Space on or April 1, 2011, Tenant shall be considered a tenant-at-sufferance as described in Section 22 of the Lease with respect to the Surrendered Space and shall pay rent for the Surrendered Space to Landlord as provided therein for each day after April 1, 2011, that Tenant occupies the Surrendered Space, in whole or in part.

2. Condition of Premises. Tenant acknowledges and agrees that it currently occupies the Premises and is familiar with the condition thereof and that the Premises as affected hereby is leased to Tenant in “As-Is” condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant’s use thereof.
3. Term. The Lease term is hereby extended for an additional period (the “Extended Term”), commencing on April 1, 2011, and expiring at 11:59 p.m. on December 31, 2013 (the “Termination Date”), unless otherwise terminated in accordance with the Lease.
4. Basic Annual Rent. Beginning on the Effective Date, the Yearly Rent in respect of the Premises as affected hereby shall be as follows:

	Rentable Square			Rent Per Square
Period	Feet	Yearly Rent	Monthly Rent	Foot

Effective Date — Termination Date	22,496	$714,248.00	$59,520.67	$31.75
Additional Rent; Tenant’s Proportionate Share. As of the Effective Date, Tenant’s Proportionate Building Share shall be reduced to 17.41% and Tenant’s Proportionate Common Area Share shall be reduced to 3.52%.
5. Parking. Upon the Effective Date, the number of parking passes available for Tenant’s use in the OKS Garage pursuant to, and in accordance with, Section 29.18 of the Lease, shall be reduced to twenty-two (22). The parties acknowledge and agree that the monthly charge for such passes shall be based upon market rates then charged in the OKS Garage and in similar garages located in the East Cambridge/Kendall Square market, as such rates may vary from time to time (as of the date of this Amendment the market rate is $220.00 per month).
6. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Amendment other than Beal and Company, Inc. and Richards, Barry, Joyce & Partners (collectively, the “Broker”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Amendment, other than the Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Landlord shall pay any commission due the Broker pursuant to a separate agreement.
7. Ratification. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Amendment of Lease on the date First written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

RB KENDALL FEE, LLC		IDENIX PHARMACEUTICALS, INC.

By:	/s/ Robert L. Beal	By:	/s/ Jean Pierre Sommadossi

	Name: Robert L. Beal		Name: Jean Pierre Sommadossi, Ph.D.
	Title: Its Authorized Signatory		Title:	Chairman and CEO
Hereunto duly authorized

Exhibit A
Surrendered Space